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Biogen Idec and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Biogen Idec in connection with the Company’s 2008 annual meeting of stockholders. Information concerning the interests of participants in the solicitation of proxies will be included in any proxy statement filed by Biogen Idec in connection with the Company’s 2008 annual meeting of stockholders. In addition, Biogen Idec files annual, quarterly and special reports with the Securities and Exchange Commission (the “SEC”). The proxy statements and other reports, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at www.biogenidec.com. Biogen Idec stockholders are advised to read carefully any proxy statement filed in connection with the Company’s 2008 annual meeting of stockholders when it becomes available before making any voting or investment decision. The Company’s proxy statement will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, and Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, by toll-free telephone at (877) 750-5836 or by e-mail at info@innisfreema.com.

CORPORATE PARTICIPANTS
Elizabeth Woo
Biogen Idec Inc. — VP, IR
Jim Mullen
Biogen Idec Inc. — CEO
Bill Sibold
Biogen Idec Inc. — SVP, US Neurology
Cecil Pickett
Biogen Idec Inc. — President, R&D
Paul Clancy
Biogen Idec Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Joel Sendek
Lazard Capital Markets — Analyst
Eric Schmidt
Cowen & Co. — Analyst
Steve Harr
Morgan Stanley — Analyst
Geoff Meacham
JPMorgan — Analyst
Michael Aberman
Credit Suisse — Analyst
Bill Tanner
Leerink Swann — Analyst
Geoffrey Porges
Sanford Bernstein — Analyst
Jim Birchenough
Lehman Brothers — Analyst
Jason Kantor
RBC Capital Markets — Analyst
Mike King
Rodman & Renshaw — Analyst
May-Kin Ho
Goldman Sachs — Analyst
Yaron Werber
Citi — Analyst
Maged Shenouda
UBS — Analyst
PRESENTATION
Operator
Good morning. My name is Dennis and I will be your conference operator today. At this time, I would like to welcome everyone to the Biogen Idec fourth-quarter 2007 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’

remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS). I will now turn the call over to Ms. Elizabeth Woo, Vice President Investor Relations. Please go ahead, ma’am.
Elizabeth Woo - Biogen Idec Inc. — VP, IR
Thanks, Dennis. Thank you all this morning for joining us on today’s Biogen Idec earnings conference call for the fourth quarter and full year 2007.
Before we begin, I would encourage everyone to go to the Investor Relations section of our website, biogenidec.com, and print out the press release and related financial tables. You will find these particularly useful when our CFO, Paul Clancy, reviews the financial results and the reconciliation to non-GAAP financial measures discussed today. We have also posted slides on the website that outline the topics discussed on today’s call.
As usual, we will start with the Safe Harbor statement. Comments made in this conference call include forward-looking statements about the Company’s expectations regarding future financial results, including our 2008 financial guidance, our longer-term operational and financial goals, the sales potential of TYSABRI and plans for external growth and pipeline advancements. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from expectations.
In particular, careful consideration should be given to the risks and uncertainties that are described in our earnings release and in Item 1A of the Company’s reports of the Form 10-K and 10-Q and in other periodic and current reports Biogen Idec files with the SEC. The Company does not undertake any obligation to publicly update any forward-looking statements.
In addition, because we have recently received a Board of Directors nomination and bylaw amendment proposal from one of our shareholders, we are obliged to inform you of this and to be sure that our stockholders have access to all the information they might need around this process.
Today, on the call, I am joined by Jim Mullen, CEO of Biogen Idec; Bill Sibold, Senior Vice President, US Neurology business unit; Cecil Pickett, President of Research and Development and Paul Clancy, Chief Financial Officer and Executive Vice President of Finance. I will now turn the call over to Jim Mullen.
Jim Mullen - Biogen Idec Inc. — CEO
Thank you, Elizabeth. Good morning, everyone. We are extremely proud of our accomplishments in 2007. Revenues grew 18% and non-GAAP earnings grew by 22% and we achieved our full-year growth targets and as you know, late last year, we outlined our growth targets for the next few years.
We have really advanced and expanded our pipeline significantly and 2008 is shaping up to be another strong year with many meaningful clinical data readouts. So let me just expand on a couple of the accomplishments. AVONEX worldwide sales approached $1.9 billion in 2007, which represented a 9% year-over-year growth. RITUXAN worldwide end-patient sales for 2007 exceeded $4.5 billion and revenue from the related joint business topped $900 million, up 14% year-over-year.
TYSABRI exited the fourth quarter at a run rate exceeding $500 million of end-market revenues and importantly, it turned the corner on profitability in Q4. Between AVONEX and TYSABRI, our MS franchise share of 40% continues to expand and Bill Sibold, the Senior Vice President, US Neurology, will take you through a commercial update for TYSABRI.
So going into 2008, we expect to make steady progress towards our goal of 100,000 patients on TYSABRI by year-end 2010. I will take you to slide 8, so the financial performance for 2007 was very robust and we finished with a very strong fourth quarter and I think that is despite some of the uncertain events in the fourth quarter. We did keep everybody focused on the mission, delivered a very strong quarter both on the top line and the bottom line. Total revenue for the full year of 2007 was almost $3.2 billion and that is an 18% year-over-year increase and non-GAAP EPS is up 22%.
We essentially achieved our long-term growth goals set out at the time of the merger four years ago where we indicated our goal was 15% top-line compounded annual growth rate, 20% non-GAAP bottom-line compounded annual growth rate. Actuals are 14.4% on the top line and 22.4% on the bottom line. Now over that same four-year period, the stock price has increased at a compounded annual growth rate of 12% and that is only surpassed by two companies in our peer group of profitable biotechs, Celgene and Gilead.

Our 2008 plan is in line to achieve the 2010 growth goals that I have outlined late last year, 15% compounded annual growth rate on the top line and 20% compounded annual growth on the bottom line. Paul is going to walk you through the guidance for this year later on in the call.
A couple comments about the pipeline. Our pipeline advanced nicely. We now have 15 products in Phase II and beyond and in 2008, we will see quite a number of clinical results. Cecil will walk you through that as well.
At the R&D Day in May, we reviewed our pipeline with you and the feedback was quite positive that the quality and quantity of the portfolio was impressive for a company of our size. Significant R&D investment has yielded a robust pipeline with three novel compounds in registrational trials — BG-12, galiximab and lumiliximab — and two more entering those registrational trials this year — lixivaptan and ADENTRI. So along with a number of other meaningful data readouts, this is going to be a very exciting year for clinical data.
We have built this pipeline with a balanced approach of organic development and business development and business development continues to be an important part of our strategy as it has been over the last four years. By pursuing this strategy, we have augmented the pipeline with more than 10 compounds over the past few years, which is inclusive of three acquisitions — Conforma, Syntonix and Fumapharm.
In Q3, we closed another business development deal with Cardiokine for the end of Phase II lixivaptan program and in Q4, we signed a deal with Neurimmune to develop antibodies for Alzheimer’s.
I will take you to slide 11 now. Obviously, we have significant financial capacity to conduct business development and acquisitions. Our approach to acquisitions has been highly disciplined. We look for strategic fit at attractive valuations, valuations that allow us to generate significant return for shareholders.
In late 2006 and early 2007, we concluded that there were no significant acquisition targets that met the test of strategic fit at attractive valuations and we, therefore, returned $3 billion to shareholders in a Dutch auction.
We are continually evaluating companies for acquisition and periodically assessing our capital structure. We do occasionally see smaller acquisition targets that could be executed for cash and accommodated into our current business forecast. At this time, our valuation of the acquisition market for a large company is that no company meets the dual test of strategic fit at attractive valuation.
Now I want to finish the introduction with a little review of the sale process conducted through the fourth quarter. I went through a very detailed description of the process at the JPMorgan conference in January, but I would like to take this opportunity to review some key points again and why management and the Board and the Company’s advisers concluded it was an appropriate action for the Company to explore the level of strategic interest in Biogen Idec and to reemphasize a few key points about the process.
We began the process for the following reasons. We had received expressions of interest, first. Second, after the MedImmune and AstraZeneca transaction, there was a prevailing view in the market that big pharma companies were very interested in acquiring biotech companies like Biogen Idec.
The timing of our process was ultimately triggered by Mr. Icahn’s offer and our investors, which include Mr. Icahn and many others, strongly encouraged us to do so. The management and the Board felt we should test the thesis in a comprehensive and objective way to see whether it could result in a transaction that would result in greater returns to shareholders than the plan that we have described.
Our Board, in consultation with management and advisers, developed and executed a sale process that was professional, objective and thorough and was designed to elicit the highest possible value for the Company’s shareholders. We engaged two investment banks that were already intimately familiar with the Company’s business. These two investment banks happened to be the same two that executed the MedImmune/AstraZeneca transaction. These bankers proactively contacted a range of potentially interested buyers, close to 20 in all, to solicit interest. Our advisers ran a classic two-step process designed to encourage as much interest as possible in the Company at the highest possible price and our bankers were fully incentivized to get a deal done.
We provided the interested parties with the opportunities for thorough due diligence. There has been much said about the process, but it really boils down to a discussion about sequence of events. We ran a process that dealt with the largest value drivers first and the smallest ones last.

Despite the Monday morning quarterbacking going on about this or that decision around the process, all of which was done in concert with our financial advisers and other advisers, the basic fact remains that no company put a bid on the table. I think it is clear that, for those few major pharmas who could afford an acquisition of our size, the perceived risk profile of TYSABRI at this time is simply too great.
As a result, the Company is moving forward because that is what is best for Biogen Idec and our shareholders. We are executing upon a comprehensive strategic plan of growth that does not rely on any single event or single approach, but encompasses driving the core business, discipline in M&A and prosecuting the pipeline.
As the circumstances evolve, the Board and management will continue to explore all our opportunities with the goal of maximizing value for all of our shareholders and I think as demonstrated by Q4 and the full year 2007, the future of Biogen Idec is extremely bright.
I will now turn the call over to Bill Sibold, who runs our US neurology business. Bill has been with the Company for six years, most recently as VP of Neurology SBU. Prior to that assignment, Bill was Managing Director of Australia. Bill?
Bill Sibold - Biogen Idec Inc. — SVP, US Neurology
Thanks, Jim. Let me start off by reminding everyone that Biogen Idec has the number one prescribed MS therapy today — AVONEX — and the product that has established a new level of efficacy — TYSABRI — which has been shown to delay the progression of disease and reduce relapses by two-thirds and the best and broadest pipeline of MS compounds for the future. These strengths have translated into a strong Q4 and a strong 2007.
In 2007, our global neurology business reached approximately $2.1 billion in revenue with about $600 million of that coming in the fourth quarter. This is up 20% for the full year versus 2006 and up 30% for the quarter versus the prior year.
In 2007, our MS franchise continued to gain share. In the US, our share is now about 40% of the overall market. AVONEX remains the product to start with in most cases and TYSABRI is the product for patients needing more efficacy. Our franchise is very well-positioned for the future and will continue to grow.
Looking specifically at products, AVONEX remains the world’s most prescribed MS therapy with over 135,000 patients worldwide. In 2007, we hit a significant milestone with AVONEX as we surpassed the one million patient earmark. With $1.9 billion in revenue in 2007, up 9% from 2006 and over $500 million in Q4 revenue, up 15% year-over-year, AVONEX remains the foundation of our global MS business. In Q4, we saw revenue growth in the US of 6% year-over-year.
Internationally, AVONEX revenue grew 26% in Q4 ‘07 year-over-year. In 2008, AVONEX will celebrate its 12th anniversary on the market. Market research indicates that AVONEX is the therapy option that physicians most associate with patients who lead an active daily lifestyle, which is important given that MS tends to strike those between the ages of 20 and 50.
With this long-term efficacy profile, proven track record with physicians and patients, and number one position, AVONEX remains the product to start with. AVONEX is well-positioned to continue its success based on its ability to disrupt disease, not patients’ lives.
Now TYSABRI. TYSABRI is approved in over 30 countries and has been on the market in the US for 18 months. It continues to grow Biogen Idec’s share in the overall MS market with four or five new patients to the Biogen Idec franchise and one of five patients either returning quitters or naive patients. The global market share is now approximately 5% for TYSABRI.
Neurologists are growing increasingly comfortable with TYSABRI’s benefit risk profile. As of late December, there were over 21,000 patients on therapy worldwide in the commercial and clinical trial setting. About 12,900 of the patients were in the US with over 2,500 physicians prescribing here. This is twice the number of physicians that were prescribing in the US at the beginning of 2007 and this number continues to grow at a strong, steady pace.
About 7,500 of the 21,000 patients were from international markets. While Germany and France continue to be the largest contributors, Spain, Italy, Sweden, Canada and Switzerland are also significant contributors to TYSABRI’s growth. Additionally, as of mid-December, over 6,300 patients had been on therapy for longer than one year.

TYSABRI continues to build momentum in 2008 and will celebrate its two-year launch anniversary in July. Already in January, CMS issued TYSABRI a permanent J code and the FDA approved TOUCH online, which is in the process of being rolled out. TOUCH online will provide substantial benefits to our prescribers and infusion sites such as real-time access to patient data, reduced paper transactions and phone calls and reduced administrative burden.
According to research, TYSABRI is already the most switched-to product in MS. Over 50% of MS patients who switch do so because they are unsatisfied with the efficacy of their existing therapy. The majority of the remainder switch because of tolerability concerns. TYSABRI is extremely well-positioned to capture both of these switcher segments and, regarding switching dynamics, glatiramer acetate, with its 365 injections per year, continues to be the single largest source of TYSABRI patients.
Growth in 2008 will be driven by increasing the breadth and depth of TYSABRI physicians. Those physicians already prescribing TYSABRI indicate strongly that they intend to increase their prescribing in 2008 and many of those who have not yet prescribed tell us they plan to do so in the next 12 months.
Growth in 2008 will also be driven by the continuing geographic rollout. Additionally, we will see full-year benefit in 2008 of those countries such as France that launched in 2007.
It is clear that neurologists and patients are increasingly choosing TYSABRI given its significant impact on clinically meaningful and relevant endpoints, including relapses and disability progression. With its marketshare currently growing at the fastest rate of any MS therapy, we are confident that TYSABRI will achieve the previously stated goal of 100,000 patients on therapy by year-end 2010.
Of course, we will also extend our leadership position beyond 2008 with our robust pipeline that includes four products in Phase II. These products are BG-12, RITUXAN and our CD20 franchise, oral VLA-4 inhibitor and daclizumab.
We are also expanding indications with TYSABRI. As Biogen Idec and Elan announced in January, TYSABRI has been approved by the FDA for Crohn’s Disease. Our partner, Elan, is leading the commercial effort in Crohn’s and we expect to launch by the end of February. Approximately 500,000 people in the US have Crohn’s Disease, a chronic and progressive inflammatory disease of the gastrointestinal tract, which commonly affects both men and women. Approximately 30,000 to 40,000 Crohn’s patients in the US are on a biologic therapy now with this number expected to grow rapidly over the next few years. Currently, there is no medical or surgical cure for Crohn’s Disease. The unmet need remains high in Crohn’s Disease and TYSABRI provides an important option for these patients.
In conclusion, with the number one prescribed MS therapy today, AVONEX, a product that has established a new level of efficacy, TYSABRI, and the best and broadest pipeline of MS compounds for the future, Biogen Idec is the leader in multiple sclerosis. We recognize that MS patients need more options since MS is a chronic disease and it is unlikely only one drug will be appropriate over the course of the disease. From diagnosis to disease resolution, we are amassing the highest quality portfolio of compounds to address the unmet needs of our patients in 2008 and beyond. I will now hand the call over to Dr. Cecil Pickett, President of Research and Development.
Cecil Pickett - Biogen Idec Inc. — President, R&D
Thank you, Bill and good morning, everyone. Today, I will report on our recent accomplishments and upcoming data readouts. First, I will provide a review of the recent positive regulatory events and data readouts. Then I will provide an update of some of our R&D accomplishments for the quarter and then finally, I will close by reminding you of the upcoming data readouts, which we are expecting by the end of 2008.
Starting with recent positive regulatory events and data readouts, we have had a very successful several months. First, our sBLA for TYSABRI to treat Crohn’s Disease was approved by the FDA on January 14. TYSABRI is now also approved for inducing and maintaining clinical response and remission in patients with moderate to severe Crohn’s Disease with evidence of inflammation who have had an inadequate response to conventional therapies and inhibitors of TNF.
Staying with successful regulatory outcomes, we also had good news on RITUXAN. On January 25, we and our collaborators received FDA approval for a RITUXAN sBLA on slowing progression of structural damage in TNF inadequate responder RA patients. We believe these are among the first clinical data on slowing structural damage in this patient population and are pleased to have the label now reflect this additional important benefit of RITUXAN in these patients.

Continuing with RITUXAN and also on January 25, we and our collaborators announced positive top-line results from the Phase III SERENE study investigating the safety and efficacy of RITUXAN in the earlier disease setting of DMARD inadequate responding RA patients. This is the first Phase III study demonstrating that RITUXAN improves symptoms of RA in patients who had not previously been treated with a biologic therapy and provides further support for B-cell therapy in RA.
Also, during the fourth quarter, we received positive results from the RITUXAN Phase III SUNRISE study investigating controlled retreatment of patients who are inadequate responders to TNF therapies. In this study, patients with active disease, 24 to 40 weeks following an initial course of RITUXAN, were randomized to receive either a second course of RITUXAN or placebo. The primary endpoint was achieved with significantly more patients achieving an ACR 20 after 48 weeks with RITUXAN treatment followed by retreatment with RITUXAN as compared to retreatment with placebo.
A preliminary review of the safety data has revealed no new safety signals. We and our collaborators look forward to sharing the full results from both these RITUXAN studies with the medical community and the FDA.
Staying on RA for the moment, but moving to a novel molecule, I will mention baminercept alpha or LT beta R-Ig. On November 9, we presented as a poster the baminercept alpha Phase IIa results at the American College of Rheumatology meeting. The data suggests clinically meaningful improvements in ACR scores in patients with RA on baminercept alpha compared with placebo. We view the results as highly encouraging and two Phase IIb RA trials are currently enrolling a 380 patient DMARD IR dose ranging trial at 120 patient TNF IR trial. The primary endpoint for both trials is ACR 50 at three months and we expect to have a readout by year-end 2008. We believe there is the potential for a dosing advantage as one of the doses we are testing is a once-a-month subcutaneous dose.
Next, I will mention some of our R&D accomplishments for the quarter. We continue to make good progress on enriching and advancing our pipeline. We are advancing and developing our late-stage clinical pipeline. We currently are accruing patients to our three ongoing pivotal registration programs with novel molecules. Namely lumiliximab in CLL, galiximab in Non-Hodgkin’s Lymphoma and BG-12 in relapsing remitting MS. In addition, we expect to initiate two more pivotal programs during 2008 — lixivaptan in hyponatremia and ADENTRI in acute decompensated congestive heart failure.
Related to one of these late-stage programs, in January, the EMEA’s committee for orphan medicinal products adopted a positive opinion recommending lumiliximab as an orphan medicinal product for the treatment of chronic lymphocytic leukemia. We expect the European Commission to adopt the recommendation this month.
Next, we and our collaborators completed enrollment in the RITUXAN IMAGE study in Q4. The primary endpoint is the change in structural damage as measured by joint X-rays at 52 weeks in early RA patients. Results from these studies are of particular interest due to the potential of impacting the course of disease by initiating B-cell mediated therapy in early RA patients. In addition, we filed INDs for TYSABRI in multiple myeloma and anti-cripto DM4 for solid tumors and expect to initiate human trials soon.
We also continue to execute our external growth strategy. In November, we announced an agreement with Neurimmune around a novel, fully human antibody for the treatment of Alzheimer’s disease focused on antibodies that bind to beta amyloid. Neurimmune will identify candidate antibodies using proprietary technology and we will be responsible for the development and commercialization of the products. We believe we have a solid pipeline that is progressing well with a good balance of both risk and potential return represented.
Now I will touch on data readouts. With three data readouts under our belt already in the last four months, we are expecting to see data from at least seven more clinical trials by the end of 2008. I will start by outlining anticipated readouts from new indications for RITUXAN.
In the first half of 2008, we anticipate results from OLYMPUS, the RITUXAN Phase II/III study in primary progressive MS. The primary endpoint for this study is the time-to-disease progression as measured by the expanded disability status scale at 96 weeks. Also in the first half of 2008, we anticipate results from EXPLORER, the Phase III RITUXAN study in SLE. The British Isle Lupus Assessment Group scale or BILAG will be used to assess SLE disease activity in this study.
We chose this scale because it has been shown to be comprehensible, reliable, sensitive to change and effective in capturing the waxing and waning nature of Lupus. Whether patients in the study have achieved and maintained a major or partial clinical response will be assessed at 52 weeks. A second Lupus trial is also very near complete enrollment, the RITUXAN Lupus nephritis study called LUNAR. The primary endpoint for LUNAR is renal response at 52 weeks.

We also expect to see Phase II readouts in 2008 from a number of novel molecule programs, including Phase IIb data on baminercept alpha in RA, our heat shock protein 90 inhibitor and volociximab in solid tumors, BIIB14 for Parkinson’s disease and long-acting factor IX in hemophilia B.
So in conclusion, I am very impressed with the caliber of our R&D team and as you have heard, 2008 will be a very active year on the R&D front. We will have on average four times as many patients in clinical trials throughout 2008 as compared to 2007. In addition, the remainder of 2008 remains poised to be a year of results and we are as eager as you to see the data. For a company this size, we have an outstanding pipeline, which includes both novel molecules potentially addressing large markets, as well as line extensions. So with that, I will hand the call over to Paul Clancy, our CFO.
Paul Clancy - Biogen Idec Inc. — CFO
Thank you, Cecil. I will use this call to review our quarterly and full-year financial performance. Additionally, I will provide greater detail for our 2008 financial guidance.
The GAAP financials are provided in tables 1 and 2 of the earnings release. Table 3 is a reconciliation of the GAAP to non-GAAP financial results. So let’s begin with our GAAP to non-GAAP reconciliation. In accordance with Regulation G, we have provided table 3, which breaks out the adjustments by major driver. The main adjustments excluded from the non-GAAP operating expenses in Q4 were, first, we adjusted $107 million in purchase accounting charges for in-process R&D and the amortization of intangibles for the transactions outlined in table 3.
Second, we adjusted $34 million in pretax other income due to the consolidation of Neurimmune. Third, we adjusted $9 million in pretax employee stock option expense: $5 million of this adjustment is in SG&A, while the remaining $4 million in R&D. And fourth, we had a $16 million tax impact of the items I just mentioned.
Now, I will move on to the non-GAAP P&L operating performance. We believe it is important to share this non-GAAP P&L with shareholders because it better represents the ongoing economics of our business, it reflects how we manage the business internally and forms the basis of our management incentive programs.
In Q4, while we delivered $0.67 diluted EPS on the GAAP P&L, after the adjustments shown in table 3, our non-GAAP diluted EPS was $0.89. For full-year 2007, GAAP EPS was $1.99 and non-GAAP EPS was $2.74.
Now let’s move through the fourth-quarter non-GAAP P&L results in a bit more detail starting with revenue. Q4 total revenue was $893 million, which represents 26% growth over the same quarter in the prior year. Revenue for the full year totaled approximately $3.17 billion, which represents an 18% growth over full-year 2006. Key drivers of this year-over-year increase include the increasing penetration of the TYSABRI business and the continued growth of the AVONEX and RITUXAN franchise. For the fourth quarter, Biogen Idec’s MS franchise revenue grew by an impressive 30% over prior year. With the launch of TYSABRI, we continue to grow the MS market as new patients and former quitters join the market.
Going through our product revenues, I will begin with AVONEX — the number one worldwide MS product. Q4 AVONEX worldwide product revenue was $503 million, which represents a 15% increase over the same period last year. Worldwide AVONEX revenue for the full year totaled almost $1.9 billion, representing a 9% year-over-year growth.
AVONEX US. Q4 US AVONEX product revenue was $279 million, which represents a 7% increase over Q4 2006. US AVONEX revenue for the full year 2007 totaled approximately $1.1 billion, representing a 6% year-over-year growth rate. AVONEX US inventories remained relatively steady at historical levels and essentially unchanged from quarter-end to quarter-end.
Now moving to AVONEX international. Q4 international AVONEX product revenue was $224 million, which represents an increase of 26% on a year-over-year basis. International AVONEX revenue for the full year 2007 totaled $783 million, representing a 14% year-over-year growth rate. The quarterly increase in our international AVONEX business was driven by increases in units sold and favorable foreign exchange rates. Favorable FX movements accounted for 10% of the growth for the quarter and 9% for the year. Also of note, international revenues benefited from a one-time $8 million German VAT rebate in the fourth quarter. Direct markets, which make up almost 90% of our international revenue, continue to perform well and increased year-over-year by almost 32% in the fourth quarter.

Now moving to TYSABRI. Q4 TYSABRI worldwide product sales were $90 million. TYSABRI revenue for full year 2007 totaled $230 million for Biogen Idec. TYSABRI end patient revenue totaled $129 million in Q4, thus exiting the year at over a $500 million run rate. As Bill highlighted, TYSABRI continues to make strong progress. TYSABRI Q4 financial highlights include US in-market or end-user — or in-market TYSABRI sales totaled $76 million, which represents a 31% quarter-over-quarter increase. Biogen Idec booked $37 million of this amount. International end-user for in-market TYSABRI sales totaled $53 million, which is a 51% increase from the prior quarter.
Now moving to other product revenue. Q4 ZEVALIN product sales were $3 million. In August of 2007, Cell Therapeutics announced that it would take Biogen Idec $10 million in upfront cash for the rights to ZEVALIN, plus up to an additional $20 million in future milestone payments and ongoing royalties on sales. We closed this deal late in the fourth quarter of 2007. The $10 million upfront payment will be recognized in our operating results over the term of our supply agreement. Also, Q4 FUMADERM revenue was $9 million.
Now moving onto the RITUXAN collaboration revenues, which is referred to as revenue from unconsolidated joint business. We recorded $254 million in revenue for the quarter, which represents an increase of 17% on a year-over-year basis. Revenue for the full year increased 14% to $926 million. This number has several elements.
First, we receive our share of the US RITUXAN profits. As reported by our partner Genentech, US RITUXAN sales were $596 million in the fourth quarter, up 6% versus prior year. And our Q4 profit share from that business was $171 million, up 14% versus prior year. I should note that this includes a $10 million payment associated with Roche opting into the relapsing-remitting MS development plan.
Second, we received royalty revenue on sales of rituximab outside the US, and in Q4 this was $69 million, up 33% versus prior year. Third, we were reimbursed $14 million for selling and development costs incurred related to RITUXAN. As indicated by our partner Genentech, total US RITUXAN sales approached $2.3 billion for the year, a 10% increase over 2006.
Genentech further indicated that full-year RITUXAN sales in the US included $240 million to $260 million of sales in the immunology setting. This represents an 80% to 90% growth over 2006, driven by increased patient share in the anti-TNF setting.
Now moving to royalties. Q4 royalties were $33 million for the quarter and $102 million for the year. Our quarter-over-quarter growth rate was driven in large part by our royalty stream from ANGIOMAX. Let me provide a bit more detail. The Medicines Company pays Biogen Idec a royalty on ANGIOMAX sales, which increases as we exceed sales targets during the year. If we pass through one of these sales targets, the new higher royalty rate is applied to total sales since the beginning of the year.
We exceeded one of these targets in Q4, which resulted in a stepped-up royalty payment in the fourth quarter and retroactively applied to sales from January 1st.
Now turning to the expense lines on the non-GAAP P&L. Q4 COGS were $88 million or 10% of revenue. During Q4, we benefited by selling the remaining TYSABRI inventory which had been fully written off when we removed TYSABRI from the market in 2005. As we move into 2008, all future TYSABRI sales will be at a full cost associated with production.
Q4 R&D expense was $226 million or 25% of revenues. R&D spend for the full year totaled $911 million, which was about 29% of full-year revenue and increased 30% on a year-over-year basis. The increase in R&D spend is very much a function of our robust development pipeline, both due to the advancement of our internal programs as well as the continued successful execution of our business development strategy.
Q4 SG&A expenses were $188 million, representing 21% of revenues. This was a 4% year-over-year increase. SG&A spending was flat on an absolute dollar basis and declined as a percentage of revenue when compared to Q3. As we mentioned during last earnings call, we initiated a major TYSABRI marketing effort in the US and Europe last year. As revenue has continued to grow, we are benefiting from increasing leverage of these investments.
Continuing down the P&L, our collaboration profit-sharing line totaled $14 million in expense for the quarter. As a reminder, this line represents Biogen Idec’s payment of 50% of the profits outside the US to Elan and the reimbursement of third-party royalties incurred by Elan outside the US. We expect this number to continue to grow in the coming quarters, reflecting the growing profitability of our international TYSABRI business.
Q4 other income and expense was a $2 million expense. A significant change to our OIE line since the same period last year is the impact of our $3 billion share repurchase. Q4 tax rate on a non-GAAP basis was 29%. Our full-year non-GAAP tax rate is 28%. This includes the $15 million Q2 reduction in tax liabilities associated with the IRS audit for fiscal years 2003 and 2004. This brings us to our Q4 non-GAAP diluted EPS of $0.89 and our full-year non-GAAP EPS of $2.74.
Now I would like to conclude by providing more detail for our 2008 guidance. We expect the annual revenue to increase 15% to 20% over 2007 as TYSABRI continues to penetrate the market. Non-GAAP R&D is expected to be 26% to 28% of total revenue and non-GAAP SG&A is expected to be 21% to 23% of total revenue. In total, the combination of R&D and SG&A expenses for the year should be in the range of $1.9 billion to $2 billion. Major drivers of this year-over-year increase include a number of commercial investments, including the TYSABRI Crohn’s launch and geographic expansion of our international neurology commercial infrastructure. Additionally, the continued advancement of our pipeline, both from the maturation of our organic programs and the execution of our business development strategy, which, as you know, is very much deal-dependent. While we expect R&D as a percent of revenue will be lower than our 2007 level, we are planning on a greater than four times increase in the number of patients in clinical trials when comparing 2007 to 2008.
Additionally, I have excluded our collaboration profit line from our $1.9 billion to $2 billion expense guidance for 2008. I should note that we do expect this expense line to grow in line with the TYSABRI uptake outside the US.
I would like to note that we expect to see the impact of several investments on OpEx in the first half of 2008. These investments include the temporary shutdown of our large-scale manufacturing facility as we initiate the TYSABRI high titer production process, upfront commercial activities associated with the TYSABRI Crohn’s Disease launch and over $10 million in development for milestones in Q1, the largest of which is an $8 million payment related to the Neurimmune deal.
Our non-GAAP tax rate is expected to be between 28% and 30%. Included is an assumption that the R&D tax credit legislation will be renewed. As you know, the R&D tax credit was originally introduced 25 years ago to boost spending for research. The credit has always been temporary with Congress renewing it each time it expired. The R&D tax credit expired at the end of 2007 and we expect it to be renewed and applied to the full year. Should this legislation be renewed later in the year, it may impact our quarterly tax rate for the first quarters of the year.
Non-GAAP diluted EPS is expected to be in the range of $3.20 to $3.35, which represents a 17% to 22% year-over-year growth rate. GAAP EPS is expected to be in the range of $2.23 to $2.38. Overall, our full-year 2008 guidance provides strong top-line and bottom-line growth and is an important stepping stone in achieving our longer-term operating and financial goals.
So in conclusion, 2007 was a year of strong results. Our top-line revenue grew 26% for the quarter and 18% for the full year. Our non-GAAP EPS grew at 68% for the quarter and 22% for the year. Now I’ll hand the call over to Jim for his closing comments.
Jim Mullen - Biogen Idec Inc. — CEO
Thanks, Paul. In 2008, we will continue to execute upon the key drivers of business performance, the first of which is to continue to grow the MS franchise and that is going to be driven primarily by increasing depth and breadth of TYSABRI usage both in the US and internationally. Importantly, by year-end, a couple thousand patients will have been on commercial therapy for two years, which will provide prescribers with a better understanding of the impact of duration on TYSABRI’s safety profile.
Second major focus area is moving our pipeline programs forward with a number of important data readouts on late-stage programs over the coming months. In the first half of this year, we expect top-line results for RITUXAN primarily for progressive MS and Lupus to become available. Positive results in these indications have the potential to be significant drivers of future growth for RITUXAN’s autoimmune franchise.
In summary, I think we are moving into 2008 with a very strong momentum and we are confident we can achieve our 2010 goals just as we have over the past four years. With that, Elizabeth, let’s open up for Q&A.
Elizabeth Woo - Biogen Idec Inc. — VP, IR
Thanks, Jim. Operator, we are ready now to open up the call to Q&A. We would ask participants on the call to limit themselves to one question and then reenter the queue for follow-up. Please state your name and company affiliation. So Dennis, we can now take the first question.
QUESTION AND ANSWER

Operator
Joel Sendek, Lazard Capital.
Joel Sendek - Lazard Capital Markets — Analyst
Hi, thanks a lot. On the pipeline, I am wondering if you could give us some update on the enrollment for the registration trials, lumiliximab and galiximab. I didn’t see on the slides when that data might come out. Presumably it is ‘09. If you can give us an update there. Thanks.
Cecil Pickett - Biogen Idec Inc. — President, R&D
Lumiliximab enrollment is going very well. Patient accrual is going extremely well. We anticipate a clinical readout in, more than likely, the first quarter of ‘09, somewhere in that timeline. Galiximab — I think I have mentioned previously with galiximab that enrollment initially was slow to take off. Over the past few months though, it has increased quite significantly. So now we are very pleased with the overall patient accrual on galiximab.
Joel Sendek - Lazard Capital Markets — Analyst
The data there?
Cecil Pickett - Biogen Idec Inc. — President, R&D
I think it is 2010.
Joel Sendek - Lazard Capital Markets — Analyst
Thank you.
Operator
Eric Schmidt, Cowen & Co.
Eric Schmidt - Cowen & Co. — Analyst
Congratulations on a strong fourth quarter. My question is on AVONEX pricing. I am not sure who to direct this to, but could someone please comment on whether the pricing environment in the US remains essentially wide open and whether we should expect ‘08 price hikes that are I guess on the order of what we have seen in 2007? Also interested in whether US pricing has changed at all over the last 12 months — excuse me — ex-US pricing as well.
Jim Mullen - Biogen Idec Inc. — CEO
Sure. I’ll handle that. As you know, by policy, we don’t really comment on the forward-looking pricing. The pricing — you’ve seen what the pricing happened in the US. There may be — I think the environment is still actually fairly good in the US, particularly given where we are relative to the other products. Ex-US, I think overall by our mix, our pricing is probably up a little bit on average, but that is really a mix question because the pricing doesn’t really change much in the international market on a market-by-market basis.
Eric Schmidt - Cowen & Co. — Analyst

Thank you.
Operator
Steve Harr, Morgan Stanley.
Steve Harr - Morgan Stanley — Analyst
The ex-US numbers were up significantly more sequentially than FX would suggest and the $8 million from Germany. Was there any change in inventory or were there any other special items that might have accounted for that?
Paul Clancy - Biogen Idec Inc. — CFO
Steve, no significant change in inventory that we can see. As you know, we don’t have as tight a visibility as we do in the US and as a result, we are not able to kind of provide that. But we didn’t see any significant change in inventory. So I think it is just the business has done very well and kind of the marketing messages are really holding firm and we are benefiting from kind of slowly but surely geographic expansions, including Eastern Europe and other places around the world.
Steve Harr - Morgan Stanley — Analyst
Thank you.
Operator
Geoff Meacham, JPMorgan.
Geoff Meacham - JPMorgan — Analyst
Hi, guys. Thanks for taking my question. A question for you on TYSABRI. Can you talk a little bit about the fourth-quarter drivers in Europe, particularly are you seeing greater traction in UK, Italy? These are countries I think that rolled on in the second half. And then just a quick follow-up to that, is there any early feedback where these patients are coming from in Europe? Is it similar to the US?
Jim Mullen - Biogen Idec Inc. — CEO
Sure, Geoff, this is Jim. I will take that. In every one of the markets — I think you have heard me use this analogy before, so same-store sales. Places where we have been launched for six months, we see pattern much as we are seeing in the US, increasing breadth of prescribing and increasing depth and the more they use it in an account, the more they want to use it. Pretty much a similar pattern in the markets that rolled out in the latter part of the year with France and Italy. While we always hear a lot about the UK because of NICE, the UK is typically a laggard market because even with a NICE green light as we have now with TYSABRI, you still have to go NHS region by region through the 22 regions to make sure that there is actual reimbursement at the local level in funding. So that is going pretty well. Did you have anything else you wanted to add to that, Bill?
Bill Sibold - Biogen Idec Inc. — SVP, US Neurology
No.
Jim Mullen - Biogen Idec Inc. — CEO
Okay.

Geoff Meacham - JPMorgan — Analyst
The question about where the patients are coming from. Is it similar to —
Jim Mullen - Biogen Idec Inc. — CEO
Oh yes, I’m sorry. The patients — as you know, we have said pretty consistently four out of five in the US are new to the franchise. It is actually a little higher than that outside the US and again, a lot of switching, mostly in larger marketshare from Copaxone, but there is a little less penetration in the market, so there is probably new — there’s a bigger chunk of newer patients as well.
Geoff Meacham - JPMorgan — Analyst
Thanks.
Operator
Michael Aberman, Credit Suisse.
Michael Aberman - Credit Suisse — Analyst
Hey, guys, thanks and congratulations on a good quarter. Can you comment — there is a report in the New England Journal this week about a couple of cases of melanoma and the potential for that to be added to the label. Have you had any discussions with the FDA about melanoma risk with TYSABRI?
Cecil Pickett - Biogen Idec Inc. — President, R&D
No, we have not had any discussions with the agency about melanoma risk. I think it is important to sort of put those two cases in some kind of context with regard to our clinical trial experience. I think, overall, the occurrence in our clinical trials of malignancies is similar in TYSABRI treated and placebo groups. There has been — there has been a single case of melanoma during placebo-controlled clinical trial experience in a male patient, but that patient had a lesion present at first dose. So I think it is something that we will certainly monitor. As I think I have said before, I think our risk management program on TYSABRI through TOUCH is an incredible risk management program, probably one of the best in the industry and we will continue to monitor safety and update the label as appropriate.
Operator
Bill Tanner, Leerink Swann.
Bill Tanner - Leerink Swann — Analyst
Thanks for taking the question. Jim, just a question for you. I guess with contemplated changes in the Board, that the sale process might be revisited and kind of based on your comments at the beginning of the call about what may have been the sticking issue about discomfort about TYSABRI, I guess the question is what is the likelihood of a different outcome? And secondly, how do you sort of view this potentially having to renew this process in terms of any disruption to the Company? I mean it sounds like the last iteration was somewhat painless, so just curious your thoughts on those topics.
Jim Mullen - Biogen Idec Inc. — CEO

Well, somewhat painless is probably an overly optimistic description of the last process. So look, one of the issues that we need to deal with is when you have got top-line growth rates and bottom-line growth rates as this is how do we keep people focused on the ball and how do we recruit in great talent to continue the momentum in the business. Certainly, a lot of distractions around that aren’t helpful for that or business development.
What I would say is, look, the initial thesis has been thoroughly tested for the time being. We, as a Board and management, continue to remain open to all of the opportunities to maximize shareholder value, but I don’t think the right way to run the business is to have, for anybody’s sake, a permanent for sale sign out on the front lawn. So I think we have to get back to the business, focus on prosecuting and going forward and if circumstances and conditions change, we will address those at that time.
Bill Tanner - Leerink Swann — Analyst
Yes, I guess I meant painless in terms of employee turnover, but that seems not to have been that much of a problem last time.
Jim Mullen - Biogen Idec Inc. — CEO
Well, employee turnover is — it is a lagging indicator, so while the third and fourth quarter were pretty solid, I am actually more interested in what happens in the first six months of this year because every headhunter used that as an opening to call everybody in the place, so it’s a little hard to judge what the impact of that is just at this time. I think that remains to be seen.
Bill Tanner - Leerink Swann — Analyst
Okay. Thank you.
Operator
Geoffrey Porges, Sanford Bernstein.
Geoffrey Porges - Sanford Bernstein — Analyst
Thanks. Just to follow up a little bit, Jim. Could you — you made some quick comments about M&A and you looked around at opportunities and found things that were either not a good strategic fit or not appropriately priced. Does that reflect your current sentiment and strategic intent or what kind of things do you think it would be worthwhile to add to your current portfolio of products and capabilities?
Jim Mullen - Biogen Idec Inc. — CEO
Well, I guess first off, we are always interested in — with the financial strength that we have, we are always interested in adding important products and they come in different forms. Neurimmune was an interesting opportunity to get in the Alzheimer’s space and we took advantage of that. Always interested in later stage opportunities. Of course, we are focused in oncology and neurology, sort of the autoimmune diseases in cardiology. I would say those are the four places we continue to look for products.
From a capabilities point of view, anything that could augment our R&D abilities and small molecules, we might be interested in. We have got good strength in biologics, but small molecules is not as strong as the biologic backbone and things that help us continue to globalize the business would also be interesting. But we are going to stay disciplined to things that meet the strategy that we really think at the valuations that they can be acquired give us an opportunity to see a significant step-up in value and that is partly dependent on what phase it is in. If it is very early on, we have got to see big opportunities. If it is a later stage product, it will be sort of more 2X kind of step-up opportunities that we are going to look for.
At this moment in time, in terms of acquisitions that would require us to take — use either equity or take on more debt, I just don’t see any right at this moment that meet both the dual test of strategic fit at attractive valuations. There are things that are strategically interesting and I won’t go into detail and we will continue to track those, both in large and small. But at this point in time, my view really hasn’t changed from where it was about a year ago. There aren’t big targets out there that are both interesting and attractive in valuation.
Geoffrey Porges - Sanford Bernstein — Analyst
Thanks very much.
Operator
Jim Birchenough, Lehman Brothers.
Jim Birchenough - Lehman Brothers — Analyst
Hi, guys. Just wondering if you could provide any comments on size in the primary progressive MS market, as well as the Lupus market that could become available if trials are successful and whether the capacity is adequate on the manufacturing side to deal with any surge there.
Jim Mullen - Biogen Idec Inc. — CEO
This is — so it’s a RITUXAN question. In primary progressive MS, it is thought that primary progressive forms of MS are perhaps about 10% to 15% of the total numbers of patients, so think of that as 150,000 patients plus/minus between North America and Eastern and Western Europe.
So now having said that, there is very little to help these patients out, so I think if you were to see some positive results for RITUXAN, particularly given the utilization that you have already seen in RA, you might see a fairly significant uptake for that product in that space.
With respect to Lupus, we think that is a pretty large opportunity. There are 425,000 diagnosed SLE patients in the US. Again, not a lot to help them other than sort of the old line immunosuppressants and we do know that based on some of the safety surveys and things we have done around RITUXAN that there is some amount off-label use already in Lupus, so I think there is some experience and some belief there. I think that is an opportunity with strong trial results that could be sized like an MS opportunity. To be honest, kind of a multibillion-dollar opportunity, but it will be dependent on what the outcomes look like. As you know, Lupus has been a particularly difficult place to do clinical trials and get a positive outcome.
Having said that, you have got to like the odds of a product like RITUXAN that’s got a long track record both in the oncology setting, but more recently in the autoimmune setting. So I think that is pretty interesting.
On the production side, I am not — it’s probably a better question for Genentech, but I am really not aware that we have got any significant limitations on the ability to manufacture to supply those markets. And if need be, Biogen Idec could perform some of that, but we have not been requested to do so.
Jim Birchenough - Lehman Brothers — Analyst
Great, thanks.
Operator
Jason Kantor, RBC Capital Markets.
Jason Kantor - RBC Capital Markets — Analyst
Hi and thanks for taking my call. I wanted to go back to this question about M&A that you might have been looking at and passed on. How much of your guidance for 2010 is dependent on completing any kind of new acquisition or are you basing that entirely on what you have today?

Jim Mullen - Biogen Idec Inc. — CEO
The 2010 top and bottom line is coming from the three major products you can touch today — RITUXAN, AVONEX, TYSABRI. We may see one or more of these other products get launched in the tail end of that, but it is not going to have any significant impact for this three-year timeframe. So from that perspective, 0% of the top line is dependent on business development, any business development activities.
Jason Kantor - RBC Capital Markets — Analyst
Okay, so that is more highly dependent on this Lupus and primary progressive MS data that is coming out?
Jim Mullen - Biogen Idec Inc. — CEO
Well, I’m not sure I would characterize it that way. I mean we think with the RA, we expect to get an approved label there in the DMARD failures. I think we are hopeful in the Lupus and we are hopeful in the primary progressive, but I don’t think those are absolute must-haves to continue to grow that business. In TYSABRI, we do expect — we continue to be very bullish about the 100,000 patients. The majority of that coming from MS, but we do expect a decent contribution from Crohn’s as well.
Jason Kantor - RBC Capital Markets — Analyst
And is there an —
Jim Mullen - Biogen Idec Inc. — CEO
Sorry. Go ahead, Jason.
Jason Kantor - RBC Capital Markets — Analyst
Is there an assumption for the RITUXAN profit share that there is any kind of decrease with Genentech in that timeframe?
Jim Mullen - Biogen Idec Inc. — CEO
Well, the assumption that we’ve continued to build into our long-term models is the one that you guys have all modeled out there, but the step-down, as a practical matter, probably doesn’t occur in this timeframe because it depends on orcelizumab coming to the market or the next CD20 product and that is probably not in the 2010 timeframe.
Jason Kantor - RBC Capital Markets — Analyst
Thank you.
Operator
Mike King, Rodman & Renshaw.
Mike King - Rodman & Renshaw — Analyst
Hi, good morning and thanks for taking my question. I guess — can I — you guys gave some nice color on the ex-US sales of AVONEX, but I guess I am still a little unclear about what happened in the US since scripts seemed to decline on a quarter-on-quarter basis. So I am wondering if you could perhaps address any — I know Eric Schmidt asked about price increases. Could you go over price increases again, as well as any inventory changes that may have taken place in the quarter? Thank you.

Paul Clancy - Biogen Idec Inc. — CFO
Sure, Mike. No inventory changes from a quarter-to-quarter basis and essentially our inventory levels have remained very much in a tight band of what we have done over the last number of quarters. The business certainly did benefit from a couple of price increases that were taken later in the second half of the year. Those are pretty well disclosed out there, so it did benefit from that, but we also did see, from a unit perspective, a level of buoyancy that kind of indicated some positive trends.
Operator
May-Kin Ho, Goldman Sachs.
May-Kin Ho - Goldman Sachs — Analyst
Hi. I just have a question on Neurimmune. What do you see in the antibody program there that is trading verses other programs for Alzheimer’s?
Cecil Pickett - Biogen Idec Inc. — President, R&D
Yes, this is one of the few antibodies that recognize a confirmational form of amyloid beta that is found in plaques in Alzheimer’s patients versus recognizing circulating 8 beta. So we feel that recognizing amyloid beta in plaques is a much more meaningful form of amyloid beta that contributes to Alzheimer’s disease and hence, that was our interest in this antibody. Potentially there are some safety advantages, but it really is focused on a confirmational form of amyloid beta that has seen plaques.
Elizabeth Woo - Biogen Idec Inc. — VP, IR
Operator, we will take one or two more questions.
Operator
Yaron Werber, Citi.
Yaron Werber - Citi — Analyst
Hi, I just have a quick housekeeping question on — can you give us a sense as to what the FX impact was in the quarter and year-to-date and then also just a question on COGS? Can you give us a little bit of a sense what should we expect from COGS in ‘08 or maybe just help us understand a little bit how much of a benefit you have been getting from using inventories that you have written off in the past?
Paul Clancy - Biogen Idec Inc. — CFO
Yes, this is Paul. Specific to the AVONEX sales, the favorable foreign exchange movements accounted for about 10% of the growth in the quarter and about 9% of the growth for the full year. That would be the FX impact.
With respect to the COGS, we certainly, in the fourth quarter, benefited from essentially having some of the TYSABRI inventory, using some of the TYSABRI inventory that was previously written off. Going forward, that won’t be the case. We have kind of gone through all of that product and going into the Q1, we will actually see some burden on the P&L for TYSABRI COGS. I think the way we think about it is that the cost of goods sold or the gross margin percentage line won’t materially change from a year-to-year basis.
Yaron Werber - Citi — Analyst

And just to follow up, when you say 10% growth on AVONEX, I guess what I am confused about, are you talking about year-over-year or quarter-over-quarter? I would assume it is year-over-year.
Paul Clancy - Biogen Idec Inc. — CFO
Year-over-year for the quarter — for the given quarter.
Yaron Werber - Citi — Analyst
Thank you very much.
Operator
Maged Shenouda, UBS.
Maged Shenouda - UBS — Analyst
Sure, thanks. Most of my questions have been answered, but just a small item. What is the breakpoint for the step-up in ANGIOMAX royalties?
Paul Clancy - Biogen Idec Inc. — CFO
There is actually a number of breakpoints. We actually don’t disclose those breakpoints. I think if you looked at — if you looked at the ANGIOMAX sales, what they did in the year, we pushed right through it, kind of midway through the fourth quarter.
Maged Shenouda - UBS — Analyst
Thank you.
Elizabeth Woo - Biogen Idec Inc. — VP, IR
Thank you, everyone, for joining us on the call today.
Operator
Ladies and gentlemen, this does conclude the Biogen Idec fourth-quarter 2007 earnings conference call. You may now disconnect.